EXHIBIT 99.1

May 20, 2004

Board of Directors

Slavie Federal Savings Bank

1614 Churchville Road

Bel Air, Maryland 21015

Members of the Board:

This letter sets forth the agreement between Slavie Federal Savings Bank (“Slavie Federal”) and Feldman Financial Advisors, Inc. (“FFA”), whereby Slavie Federal has engaged FFA to provide an independent appraisal of the estimated aggregate pro forma market value (the “Valuation”) of the shares of common stock that are to be outstanding upon completion of the reorganization of Slavie Federal into the mutual holding company structure (the “Reorganization”), including formation of a mid-tier stock holding company and minority stock offering by the mid-tier stock holding company.

FFA agrees to deliver the Valuation, in a written report, to Slavie Federal at the address above on or before a mutually agreed upon date. Further, FFA agrees to perform such other services as are necessary or required of the independent appraiser in connection with comments from Slavie Federal’s regulatory authorities and subsequent updates of the Valuation as from time to time may be necessary, both after initial approval by Slavie Federal’s regulatory authorities and prior to the time the Reorganization is completed. If requested, FFA will assist Slavie Federal in responding to all regulatory inquiries regarding the Valuation and will also assist Slavie Federal at all meetings with the regulatory authorities concerning the Valuation.

Slavie Federal agrees to pay FFA a professional consulting fee for FFA’s appraisal services related to preparation of the initial appraisal report and subsequent appraisal updates. Slavie Federal also agrees to reimburse FFA for certain out-of-pocket expenses necessary and incident to the completion of the services described above. These expenses shall not exceed $2,000 without the prior consent of Slavie Federal. Reimbursable expenses for copying, report reproduction, data materials, express mail delivery and travel shall be paid to FFA as incurred and billed. Payment of the consulting fee shall be made according to the following schedule:

•	$ 5,000 upon execution of this Agreement;

•	$15,000 upon delivery of the completed appraisal report to Slavie Federal; and,

•	$ 3,000 upon completion of each updated appraisal as necessary

Board of Directors

Slavie Federal Savings Bank

May 20, 2004

If, during the course of the Reorganization, unforeseen events occur so as to materially change the nature of the work content of the appraisal services described above such that FFA such supply services beyond that contemplated at the time this contract was executed, the terms of this agreement shall be subject to renegotiation by Slavie Federal and FFA. Such unforeseen events shall include, but not be limited to, major changes in the Reorganization, regulations, appraisal guidelines or processing procedures as they relate to Reorganization appraisals, major changes in Slavie Federal’s management or operating policies, and excessive delays or suspension of processing of the Reorganization.

In the event Slavie Federal shall for any reason discontinue the Reorganization prior to delivery of the completed appraisal report and payment of the progress payment fee totaling $15,000, Slavie Federal agrees to compensate FFA according to FFA’s standard billing rates for consulting appraisal services based on accumulated and verifiable time expended, provided that the total of such charges shall not exceed $20,000 plus reimbursable expenses.

In order to induce FFA to render the aforesaid services, Slavie Federal agrees to the following:

1.	Slavie Federal agrees to supply FFA such information with respect to Slavie Federal’s business and financial condition as FFA may reasonably request in order for FFA to perform the appraisal services. Such information shall include, without limitation: annual financial statements, periodic regulatory filings and material agreements, corporate books and records, and such other documents as are material for the performance by FFA of the appraisal services.

2.	Slavie Federal hereby represents and warrants to FFA (i) that to its best knowledge any information provided to FFA by or on behalf of Slavie Federal, will not, at any relevant time, contain any untrue statement of a material fact or fail to state a material fact necessary to make the information or statements therein not false or misleading, (ii) that Slavie Federal will not use the product of FFA’s services in any manner, including in a proxy or offering circular, in connection with any untrue statement of a material fact or in connection with the failure to state a material fact necessary to make other statements not false or misleading, and (iii) that all documents incorporating or relying upon FFA’s services or the product of FFA’s services will otherwise comply with all applicable federal and state laws and regulations.

3.	Any valuations or opinions issued by FFA may be included in its entirety in any communication by Slavie Federal in any application, proxy

Board of Directors

Slavie Federal Savings Bank

May 20, 2004

statement or prospectus; however, such valuations or opinions may be not excerpted or otherwise publicly referred to without FFA’s prior written consent nor shall FFA be publicly referred to without FFA’s prior written consent; however, such consent shall not be unreasonably withheld.

4.	FFA’s Valuation will be based upon Slavie Federal’s representation that the information contained in the Reorganization application and additional information furnished to us by Slavie Federal and its independent auditors is truthful, accurate, and complete in all material respects. FFA will not independently verify the financial statements and other information provided by Slavie Federal and its independent auditors, nor will FFA independently value the assets or liabilities of Slavie Federal. The Valuation will consider Slavie Federal only as a going concern and will not be considered as an indication of the liquidation value of Slavie Federal.

5.	FFA’s Valuation is not intended, and must not be represented to be, a recommendation of any kind as to the advisability of purchasing shares of common stock in the Reorganization. Moreover, because the Valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, FFA will give no assurance that persons who purchase shares of common stock in the Reorganization will thereafter be able to sell such shares at prices related to FFA’s Valuation.

6.	Slavie Federal agrees to indemnify FFA and its affiliates and all persons employed by or associated with FFA or its affiliates against all claims, liabilities and related expenses, as incurred, arising out of this engagement, unless, upon final adjudication, such claims, liabilities and expenses are found to have resulted primarily from FFA’s bad faith or willful misconduct. No termination, completion or modification hereof shall limit or affect such indemnification obligation. In the event FFA becomes aware of a claim or a possible claim arising out of this agreement, it shall notify Slavie Federal as soon as possible. Slavie Federal will attempt to resolve the claim. In the event Slavie Federal is not able to resolve the claim, it has the option to retain legal counsel on behalf of FFA to defend the claim.

7.	Slavie Federal and FFA are not affiliated, and neither Slavie Federal nor FFA has an economic interest in, or is held in common with, the other and has not derived a significant portion of its gross revenues, receipts or net income for any period from transactions with the other. It is understood FFA is not a seller of securities within the scope of any federal or state

Board of Directors

Slavie Federal Savings Bank

May 20, 2004

securities law and any report prepared by FFA shall not be used as an offer or solicitation with respect to the purchase or sale of any security, it being understood that the foregoing shall not be construed to prohibit the filing of any such report as part of the Reorganization application or SEC and blue sky filings or customary references thereto in applications, filings, proxy statements and prospectuses.

Please acknowledge your agreement to the foregoing by signing as indicated below and returning to FFA a signed copy of this letter.

Yours very truly,

FELDMAN FINANCIAL ADVISORS, INC.

By:	/s/ Trent R. Feldman
Trent R. Feldman
President

AGREED AND ACCEPTED:

SLAVIE FEDERAL SAVINGS BANK

By:	/s/ Philip E. Logan
Title:	President
Date:	May 21, 2004